Exhibit (h)(8)(i)

December 6, 2013

Sound Shore Fund, Inc.

3435 Stelzer Road

Columbus, Ohio 43219

Re:	Post Effective Amendment to Registration Statement on Form N-lA

File Nos. 002-96141 and 811-04244

Dear Ladies and Gentlemen:

We have acted as counsel for Sound Shore Fund, Inc., a Maryland corporation (the “Fund”), in connection the filing of Post Effective Amendment No. 43 to the Fund’s registration statement on Form N-1A under the Securities Act of 1933, as amended, (the “1933 Act”) and Amendment No. 40 under the Investment Company Act of 1940, as amended relating to the issuance and sale by the Fund of its authorized shares of Institutional Class Common Stock (the “Registration Statement”).

This opinion is limited to the laws of the State of Maryland, and we express no opinion with respect to the laws of any other jurisdiction. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Maryland.

In connection with the opinions set forth herein, we have examined originals or copies of the following Fund documents: the Fund’s Articles of Incorporation dated February 15, 1985, as well as the Fund’s Articles of Amendment and related Articles Supplementary, each dated October 23, 2013 as filed with the State Department of Assessments and Taxation (the “SDAT”); the Fund’s By-Laws; and such other Fund records, certificates, resolutions and documents that we have deemed relevant in order to render the opinion expressed herein, including resolution of the Board of Directors of the Fund authorizing the issuance of the shares subject to the Registration Statement. In addition, we have reviewed and relied upon a Certificate of Status issued by SDAT verifying that the Fund is in good standing (the “Certificate of Good Standing”).